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                                                                    Exhibit 14.1


                       CODE OF BUSINESS CONDUCT AND ETHICS


                  The code of business conduct and ethics of Capital Environmental Resource Inc. applies to all directors, officers and employees. Any waiver of the Code for executive officers or directors may be made only by the Board of Directors or a Board committee.

I.       CONFLICTS OF INTEREST

                  A "conflict of interest" exists when a person's private interest interferes in any way, or even appears to interfere, with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

                  Conflicts of interest are prohibited as a matter of Company policy. Each employee, officer and director is expected to avoid any outside activity, financial interest or relationship that may present a possible conflict of interest or the appearance of a conflict. Each person is required to promptly disclose any such conflict of interest to his or her manager or the Legal Department, and no person may engage in an activity that involves any such conflict except with the specific prior approval in writing of the Legal Department.

II.      CORPORATE OPPORTUNITIES

                  Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are properly within the scope of the Company's activities, (b) using corporate property, information or position for personal gain, and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests to the best of their abilities.

III.     CONFIDENTIALITY

                  Employees, officers and directors should maintain the confidentiality of information entrusted to them by the Company or customers of the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The obligation to safeguard confidential information continues after employment with the Company ends.

                  The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Legal Department will assist in determining what disclosure is required.

IV.      FAIR DEALING

                  Each employee, officer and director should deal fairly with customers, suppliers, competitors and employees. No person may take unfair advantage of anyone through




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manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

V.       PROTECTION AND PROPER USE OF COMPANY ASSETS

                  All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All of the Company's assets should be used for legitimate business purposes.

VI.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING
         LAWS)

                  The Company actively promotes compliance with all laws, rules and regulations, including insider trading laws, in each jurisdiction in which it does business. Insider trading is both unethical and illegal, and will be dealt with severely.

                  All employees, officers and directors are expected to comply with the laws of the country in which they operate as well as United States statutes and the Company's policies governing business activities abroad. These laws and policies include compliance with the Foreign Corrupt Practices Act, U.S. anti-boycott laws, U.S. sanctions and embargoes against certain countries, competition laws and money laundering laws.

VII.     DISCLOSURE OF INFORMATION ABOUT THE COMPANY

                  The Company actively promotes full, fair, accurate, timely, and understandable disclosure for use in any reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. All employees, officers and directors are expected to provide full, fair, accurate, timely, and understandable disclosure for use in such reports and documents. The Legal Department should be consulted prior to any public disclosure of information concerning the Company and will also assist you in determining what disclosure is required in such cases.

VIII.    REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

                  The Company actively promotes ethical behavior in all its business activities. Employees are encouraged to speak to their managers, the Legal Department or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation.

                  Employees are required to report violations of law, rules, regulations and this Code to their managers, the Legal Department or senior management, as appropriate. Violations may also be reported in confidence to the Executive Vice President and General Counsel. Every effort will be made to protect the confidentiality of those furnishing information. The Company will not tolerate retaliation in any form against any person for complaints or reports made in good faith.


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IX.      ENFORCEMENT

                  Any violation of this Code will lead to disciplinary action, up to and including termination of employment.


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